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                                                                      EXHIBIT 23


                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Spiegel, Inc.:

We consent to incorporation by reference in the registration statements No. 33-19663, 33-32385, 33-38478, 33-44780, 33-56200 and 33-51755 on Form S-8 of
Spiegel, Inc. of our reports dated February 11, 1998, relating to the consolidated balance sheets of Spiegel, Inc. and subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended January 3, 1998, which reports appear in the January 3, 1998 annual report on Form 10-K of Spiegel, Inc.



                                                    /S/ KPMG PEAT MARWICK LLP




Chicago, Illinois
March 30, 1998


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